Exhibit 99.1

OptimizeRx and Allscripts Expand Partnership to Increase Focus on Clinical Messaging for Pharmaceutical Companies

ROCHESTER, Mich., Oct. 5, 2016 – OptimizeRx Corp. (OTCQB: OPRX), a health technology software company whose premier content-delivery platform enables pharmaceutical companies to provide point of care patient-care services, has acquired all of the LogRx inventory for the remainder of 2016 and 2017 from Allscripts Healthcare, LLC (NASDAQ: MDRX), a global leader in healthcare information technology solutions. Under this expanded partnership, OptimizeRx will sell the Allscripts LogRx messaging solution.

“This expanded partnership with Allscripts extends our point of care solutions that we can bring to the medical community,” said William Febbo, CEO of OptimizeRx. “The LogRx product strongly complements our core financial messaging (eCoupon) product, and it allows us to continue to increase and diversify our revenue base. We expect this expanded partnership to have a material impact on revenue in 2017 and beyond, and we are pleased with this continued validation of our value added solutions.”

Lynn O’Connor Vos, CEO of ghg, a subsidiary of WPP, commented: “Given OptimizeRx’s continued integration into the pharmaceutical companies within WPP, this allows us to bring additional value to our collective clients as the lead aggregator of services at point of care. The continued decline of accessibility of sales representatives to Health Care Providers makes the point of care delivery of messaging critical to improving outcomes for the patients.”

About Allscripts
Allscripts (NASDAQ: MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

About OptimizeRx Corp
OptimizeRx Corporation (OTCQB: OPRX) provides unique consumer and physician platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand awareness, access and adherence to their medications.

The company’s core product replaces drug samples with electronic trial vouchers and copay coupon savings that are electronically added to an e-Prescription and sent electronically to the pharmacy and is integrated within leading electronic health record (EHR) platforms in the country, including Allscripts, Quest Diagnostics, Practice Fusion and other EHRs to reach over 250,000 healthcare providers. In turn, OptimizeRx promotes patient savings and support from the world’s largest pharmaceutical companies, including Pfizer, Lilly, Novartis, AstraZeneca and many others. For more information, please go to www.optimizerxcorp.com.

Company Contact:
OptimizeRx
Doug Baker
dbaker@optimizerx.com
248-651-6568 x807

Investor Relations Contact:
Liolios Group
Ron Both, Senior Managing Director
oprx@liolios.com
949-574-3860